AXA EQUITABLE LIFE INSURANCE COMPANY

“GREATER OF” DEATH BENEFIT RIDER [I-Asset Allocation]

Greater of Annual Rollup to Age [85] GMDB or Highest Anniversary Value to Age [85] GMDB

This Rider is part of your Contract and its provisions apply in lieu of any Contract provisions to the contrary. There are new definitions in this Rider which are introduced below.  In this Rider, "we", "our" and "us" mean AXA Equitable Life Insurance Company, “you" and "your" mean the Owner and “Rider” means this Rider.

The Effective Date of this Rider is your Contract Date.

This Rider’s Guaranteed Minimum Death Benefit

Subject to the terms and conditions of this Rider, you will receive a Guaranteed Minimum Death Benefit (GMDB) with this flexible premium fixed and variable deferred Annuity Contract as described below. The GMDB is derived from a Benefit Base as described in Section 1.02 of this Rider.  The GMDB Benefit Base is used solely to calculate the GMDB described in this Rider and its charge and does not provide a Cash Value or any minimum account value and cannot be withdrawn.  Withdrawals from your Contract will cause an adjustment to your GMDB Benefit Base as described in Section 1.02A of this Rider.

Your GMDB Rider will terminate upon assignment or a change in ownership of the contract unless the new assignee or Owner meets the qualifications specified in the Termination provision of this Rider (Section 1.05).

[The terms and conditions of a spouse’s right to continue the Contract upon the death of the Owner of this Contract (“Spousal Continuation”), are described in the Endorsement Applicable to [Non-Qualified] Contracts.]

The GMDB under the Contract will be the greater of the Annual Rollup to Age [85] Benefit Base or the Highest Anniversary Value to Age [85] Benefit Base.  The operation of the Annual Rollup to Age [85] Benefit Base and the Highest Anniversary Value to Age [85] Benefit Base, the Effect of Withdrawals on your Benefit Bases, the cost of this Rider and how this Rider may terminate are described below.

Your Death Benefit amount under this Rider is determined by comparing the Annuity Account Value on the Payment Transaction Date to the Guaranteed Minimum Death Benefit on the date of death of the Owner.  The greater amount is payable as the Death Benefit.

1.01	Special Rules Applicable to your Rider when Ownership of the Contract is other than on an Individual Basis

For Contracts with Joint Owners, a GMDB that by its terms accumulates to the Contract Date Anniversary following  the Owner’s [85th] birthday will instead accumulate to the Contract Date Anniversary following  the [85th ] birthday of the older Joint Owner.  Also, any Reset provision which is limited to the Contract Date Anniversary following the Owner’s [85th ] birthday will instead be limited to the Contract Date Anniversary following the [85th ] birthday of the older Joint Owner.

For Contracts with Non-Natural Owners, a GMDB that by its terms accumulates to the Contract Date Anniversary following the Owner’s [85th] birthday will instead accumulate to the Contract Date Anniversary following the [85th ] birthday of the Annuitant.  Also, any Reset provision which is limited to the Contract Date Anniversary following the Owner’s [85th] birthday will instead be limited to the Contract Date Anniversary following the [85th] birthday of the Annuitant.  If there are Joint Annuitants named under Contracts with Non-Natural Owners, the GMDB will accumulate to the Contract Date Anniversary following the [85th] birthday of the older Joint Annuitant and any reset will be limited to the Contract Date Anniversary following the [85th] birthday of the older Joint Annuitant.

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1.02           Operation of the Guaranteed Minimum Death Benefit

1.02A Your GMDB Benefit Base

Your GMDB Benefit Base is used to determine your GMDB described below.  Your GMDB Benefit Base is also used to determine the cost of this Rider as described in Section 1.04.

Your GMDB Benefit Base is the greater of the Annual Rollup to Age [85] Benefit Base (“Rollup Benefit Base”) and the Highest Anniversary Value to Age [85] Benefit Base (“HAV Benefit Base”).  Your benefit base stops rolling up and ratcheting on the Contract Date Anniversary following your [85th] birthday.  Your initial Rollup Benefit Base and HAV Benefit Base are each equal to your initial Contribution.  Thereafter, each Benefit Base will increase by the dollar amount of any subsequent Contribution and each Benefit Base is adjusted for withdrawals.  The way we calculate your Rollup Benefit Base and HAV Benefit Base is more fully described below.

[The following text will appear when the Contract Owner elects the Series CP Contract with this Rider]
[Credits are not applied to your GMDB Benefit Base.  However, credits are included in your Annuity Account Value.  Your Annuity Account Value can increase your HAV Benefit Base and your Rollup Benefit Base as a result of ratchets and resets, respectively.  Therefore, credits can indirectly increase your GMDB Benefit Base.]

1.02(A)(1)  Annual Rollup Rate

“Annual Rollup Rate” means the effective rate specified in the Data Pages.  The rollup ends on the Contract Date Anniversary following your [85th] birthday.  The Annual Rollup Rate applies for purposes of calculating your Rollup Benefit Base for the Contract Year that a withdrawal is made and for all subsequent Contract Years.

1.02(A)(2)  Deferral Bonus Rollup Rate

A Deferral Bonus Rollup Rate is specified in the Data Pages and applies to your Rollup Benefit Base until a withdrawal is made from your Contract, or if earlier, the Contract Date Anniversary following your [85th] birthday.  Once a withdrawal is made from your Contract, the Deferral Bonus Rollup Rate no longer applies for the Contract Year in which the withdrawal is made and all subsequent Contract Years.

1.02(A)(3)  Annual Rollup Amount

The “Annual Rollup Amount” for purposes of adjusting the Rollup Benefit Base on a Contract Date Anniversary is equal to the Rollup Benefit Base on the preceding Contract Date Anniversary (or in the first Contract Year, the Contract Date) multiplied by the Annual Rollup Rate plus a prorated Annual Rollup Amount for any Contributions during the Contract Year.  The prorated Annual Rollup Amount is equal to the full Annual Rollup Amount for the Contribution (that is, the amount resulting from application of the Annual Rollup Rate to the amount of your Contribution) multiplied by a fraction, the numerator of which is the number of days remaining in the Contract Year and the denominator of which is 365, or 366 in a leap year.

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If a Death Benefit becomes payable, the Annual Rollup Amount for that Contract Year will be prorated to the date of death.

1.02(A)(4)  Deferral Bonus Rollup Amount

The “Deferral Bonus Rollup Amount” for purposes of adjusting the Rollup Benefit Base on a Contract Date Anniversary is equal to the Rollup Benefit Base on the preceding Contract Date Anniversary (or in the first Contract Year, the Contract Date) multiplied by the Deferral Bonus Rollup Rate plus a prorated Deferral Bonus Rollup Amount for any Contributions during the Contract Year.  The prorated Deferral Bonus Rollup Amount is equal to the full Deferral Bonus Rollup Amount for the Contribution (that is, the amount resulting from application of the Deferral Bonus Rollup Rate to the amount of your Contribution) multiplied by a fraction, the numerator of which is the number of days remaining in the Contract Year and the denominator of which is 365, or 366 in a leap year. Once a withdrawal is made from your Contract, no Deferral Bonus Rollup Amount adjustment is made to your Rollup Benefit Base in the Contract Year of the withdrawal and all subsequent Contract Years.

If a Death Benefit becomes payable, the Deferral Bonus Rollup Amount for that Contract Year will be prorated to the date of death.

1.02(A)(5)   Annual  Adjustment of the Rollup Benefit Base with the Annual Rollup Amount

If a withdrawal has ever been taken from your Contract, your Rollup Benefit Base is adjusted annually on each Contract Date Anniversary to equal:

(i)	the Rollup Benefit Base at the beginning of the Contract Year; plus
(ii)	Contributions during the Contract Year; minus
(iii)
any adjustments for Excess Withdrawals (defined below) made during the Contract Year, [including for any required minimum distribution withdrawal not taken through our Automatic RMD Withdrawal Service, in excess of your GMIB Annual Withdrawal Amount (“GMIB AWA”), minus

(iv)
any required minimum distribution withdrawals taken through our Automatic RMD Withdrawal Service (which are not treated as Excess Withdrawals) during the Contract Year to the extent such withdrawals exceed your GMIB AWA]; plus

(v)	the Annual Rollup Amount for the Contract Date Anniversary reduced by any withdrawals up to the GMIB AWA as described in the GMIB Rider.

The Benefit Base Rollup ends on the Contract Date Anniversary following your [85th] birthday.

"Excess Withdrawal" means any withdrawal or portion of a withdrawal during a Contract Year that, together with all other amounts withdrawn during that year, causes the total of such withdrawals to exceed the GMIB AWA.  An Excess Withdrawal may reduce future benefits by more than the dollar amount of the excess withdrawal(s).

1.02(A)(6)  Annual Adjustment of the Rollup Benefit Base with the Deferral Bonus Rollup Amount

Prior to taking a withdrawal under your Contract, instead of the adjustment described above, your Rollup Benefit Base is adjusted on each Contract Date Anniversary to equal:

(i)	the Rollup Benefit Base at the beginning of the Contract Year; plus
(ii)	Contributions during the Contract Year; plus
(iii)	the Deferral Bonus Rollup Amount for the Contract Date Anniversary.

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Once a withdrawal is made under your Contract, no Deferral Bonus Rollup Amount adjustment is made to your Rollup Benefit Base in the Contract Year of the withdrawal and all subsequent Contract Years.  In those Contract Years, any adjustment to your Rollup Benefit Base will be done according to the provision above entitled “Annual Adjustment of the Rollup Benefit Base with the Annual Rollup Amount.”

1.02(A)(7)  Optional Reset of Rollup Benefit Base

On or within [30] days following the [first] or later Contract Date Anniversary, you may reset your Rollup Benefit Base to equal the Annuity Account Value on that Contract Date Anniversary.  The Rollup continues on your reset Benefit Base. When you reset your Rollup Benefit Base, you may not reset the Rollup Benefit Base again until the [first] or later Contract Date Anniversary following the reset.  A Reset is not permitted after the Contract Date Anniversary following your [85th] birthday.

If you reset your Rollup Benefit Base under this GMDB Rider, you must also reset your Rollup Benefit Base under your GMIB Rider.

1.02(B)  HAV Benefit Base

For the HAV Benefit Base, on each Contract Date Anniversary up to the Contract Date Anniversary following  your [85th] birthday, if your Annuity Account Value is greater than the current HAV Benefit Base, the HAV Benefit Base is increased to equal your Annuity Account Value.

1.03  Effect of Withdrawals on your GMDB Benefit Bases

The Rollup Benefit Base and the HAV Benefit Base will each be reduced by withdrawals from the Contract.  The reduction is determined separately for each Benefit Base.

1.03(A)  Rollup Benefit Base

The Rollup Benefit Base will be reduced as follows. [Prior to completion of your [first] Contract Year, your Rollup Benefit Base will be reduced pro-rata by all withdrawals.]

[Thereafter,] withdrawal of the amount described below will reduce the Annual Rollup Amount that otherwise would be credited to your Rollup Benefit Base on the Contract Date Anniversary but does not reduce the Rollup Benefit Base.

For each Contract Year, you may take one or more withdrawals that total no more than an amount equal to:
(a)  your GMIB Rollup Benefit Base at the beginning of the Contract Year; [minus
(b)  by any Contributions during the [four] prior Contract Years;]  multiplied by
(c)  the GMIB Annual Rollup Rate.

The portion of any withdrawal in excess of the amounts described above will reduce the Rollup Benefit Base on a pro-rata basis as of the Transaction Date of the withdrawal.

[The portion of any withdrawals made under any automatic withdrawal service we offer to meet lifetime required minimum distribution rules under the Code that exceed the GMIB AWA for a Contract Year will reduce your Rollup Benefit Base on a dollar for dollar basis (“RMD Withdrawal”).  The dollar for dollar withdrawal treatment of such withdrawals will be available [immediately].]

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For the Rollup Benefit Base, a pro-rata reduction is determined as follows:

1)  Divide the amount of the withdrawal that exceeds the amount described above by your Annuity Account Value immediately preceding the withdrawal;

2)  Multiply the fraction calculated in (1) by the amount of your Rollup Benefit Base immediately preceding the withdrawal.  This is the amount of the pro-rata reduction.  We will reduce your Rollup Benefit Base by this amount.  We will make this reduction as of the Transaction Date of each withdrawal.

1.03(B)  HAV Benefit Base

[The HAV Benefit Base will be reduced pro-rata by all withdrawals [in the first Contract Year].  A pro-rata reduction is determined as follows:  1) Divide the amount of your withdrawal by your Annuity Account Value immediately preceding the withdrawal; 2) Multiply the fraction calculated in (1) by the amount of your HAV Benefit Base immediately preceding the withdrawal.  This is the amount of the pro-rata reduction.]  [Beginning [in the second Contract Year], withdrawals during a Contract Year that do not exceed the GMIB AWA for that Contract Year reduce your HAV Benefit Base on a dollar for dollar basis.  Amounts withdrawn in excess of the GMIB AWA will reduce your HAV Benefit Base on a pro-rata basis.  We will make this reduction as of the Transaction Date of each withdrawal.]

[Withdrawals made under any automatic withdrawal service we offer to meet lifetime required minimum distribution rules under the Code that exceed the GMIB AWA for a Contract Year will reduce your HAV Benefit Base on a dollar for dollar basis (“RMD Withdrawal”). The dollar for dollar withdrawal treatment of such withdrawals will be available [immediately.]]

1.04   The Cost of This Rider

[IF GMIB I is elected]

[The current charge for this benefit is [0.90%] of the GMDB Benefit Base. This charge is based on the greater of the Rollup and the HAV Benefit Bases on your Contract Date Anniversary. The maximum charge upon reset for this benefit is [1.05%] of the Rider’s Benefit Base.]

We will determine and deduct the above charge annually from your Annuity Account Value on each Contract Date Anniversary for which the Rider is in effect.  We will deduct the above charges for the portion of any Contract Year in which this Rider is terminated pursuant to Section 1.05 of this Rider, a Death Benefit is paid pursuant to Section 6.02 of the Contract, the Annuity Account Value is applied to purchase an Annuity Benefit pursuant to Section 7.05 of the Contract, or the Contract is surrendered pursuant to Section 5.02 of the Contract.

The above charge will be deducted from the Annuity Account Value in the Variable Investment Options and the Guaranteed Interest Option on a pro-rata basis. If there is insufficient value or no value in the Variable Investment Options and the Guaranteed Interest Option, any remaining portion of the charge or the total amount of the charge, as applicable, will be deducted from the Account for Special [Money Market] Dollar Cost Averaging.

1.05   Termination Provision of This Rider

Upon the occurrence of any of the following, this Rider and any charge associated herewith will terminate:

(i)	the Contract is continued under the Beneficiary Continuation Option, if applicable, or
(ii)	amounts under the Contract are applied to a supplementary contract to provide an annuity benefit including any benefit available on the Maturity Date, or
(iii)	except as provided below, you change the Owner of the Contract, or
(iv)	you make an assignment of this Contract, or
(v)	termination is required by an endorsement to your Contract, or
(vi)	the Contract terminates, or
(vii)	Spousal Continuation is elected and the surviving spouse is age [76] or older as of the date of the Owner’s death, or
(viii)	your GMIB Rider terminates, or
(ix)	the Annuity Account Value under this Rider falls to zero.

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In accordance with clause (iii) in the above paragraph, this Rider will not terminate if either of the following occurs:

1.
a Contract owned by a Non-natural Owner, if the Owner is changed to an individual, this Rider will not terminate and its benefits will continue to be determined by the Annuitant, or Joint Annuitant, as applicable, at the time of ownership change.

2.
a Contract owned by an individual, if the Owner is changed to a trust and the beneficial owner(s) remains the former Owner or his or her family members, this Rider will not terminate and its benefits continue to be determined by the original Owner.  “Family member” means members of the immediate family and other relatives.  “Immediate family” means spouse, domestic partner, civil union partner, parent, child, adopted child, step child, brother and sister.  “Other relatives” means grandparent, grandchildren, aunt, uncle, niece, nephew, and in-laws.

1.06   Effect of the GMIB Rider’s Termination on This Rider

Upon termination of your GMIB Rider prior to the Last GMIB Exercise Date, this “Greater of” GMDB Rider will automatically terminate.  Your GMDB under the Contract will then be re-characterized as a “Return of Principal” GMDB as described in Section 6.02 of the Contract, as if that death benefit was applicable with this Contract as of the Contract Date.

Provided that your GMIB Rider has not converted to a GWBL Rider, upon termination of your GMIB Rider on the Last GMIB Exercise Date, or [30 days thereafter], your GMDB Benefit Bases will each be reduced by withdrawals on a dollar for dollar basis.  However, the portion of any withdrawal that exceeds [5%] of the Rollup Benefit Base at the beginning of a Contract Year, and any subsequent withdrawals in that Contract Year, will cause a pro-rata reduction of the respective Benefit Bases.

If your GMIB Rider converts to a GWBL Rider, your GMDB as of the GWBL Conversion Effective Date continues to be applicable, however, any withdrawal (including RMD withdrawals) on or after the GWBL Conversion Effective Date reduces your respective GMDB Benefit Bases on a pro-rata basis.

1.07   Reports

The amount of the Death Benefit will be included on a report sent to you at least once each year until the Maturity Date, as described in Section 9.04 of the Contract.

AXA EQUITABLE LIFE INSURANCE COMPANY

[	[
/s/ Mark Pearson	/s/ Karen Field Hazin
Mark Pearson,	Karen Field Hazin, Vice President,
Chairman of the Board and Chief Executive Officer]	Secretary and Associate General Counsel]

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